OTHER INSURED TERM RIDER

                      An Additional Benefit of this Policy
                                    Issued By



OTHER INSURED       "Other Insured" shall mean and separately refer to each
                    person designated in an application for coverage under this rider whom We have approved. A separate application and proof of insurability is required for each person named as an Other Insured, whether such application is made at the time this rider is first issued or any time subsequent thereto. We will issue a separate Policy Schedule page for each Other Insured.

BENEFIT FOR         This rider provides adjustable term insurance on the life of
OTHER INSURED       each Other Insured in the amount of the Other Insured
                    Benefit Amount shown for such Other Insured in the Policy
                    Schedule. We will pay the Other Insured Benefit Amount specified for the Other Insured upon receipt at Our Home
                    Office of due proof of death of such Other Insured occurring while coverage on that person was in force under this rider, subject to the terms and conditions of the policy and this rider. The Other Insured Benefit Amount will be paid to the designated beneficiary of such coverage.

OWNER AND           You, the policy Owner, are also the owner of this rider. You
BENEFICIARY         shall be the  primary beneficiary of the coverage provided for all Other Insureds under this rider. The estate of each Other Insured shall be the contingent beneficiary of the specific coverage provided under this rider on the life of such Other Insured. At any time, You may designate someone else by written request as the primary or contingent beneficiary for any coverage provided under this rider.

INCREASING OR       At any time after the first year of coverage for an Other
DECREASING THE      Insured, You can request an increase or decrease in the
OTHER INSURED       Other Insured Benefit Amount specified for such Other
                    Insured. The request must be in writing.

BENEFIT AMOUNT      A supplemental application must be submitted for any
                    requested increase. We also require satisfactory proof that the Other Insured is insurable. Any increase approved by Us will go into effect on the Monthly Anniversary Day coinciding with or next following Our date of approval.

                    Any requested decrease will go into effect on the Monthly Anniversary Day coinciding with or next following the date We process the request. Any decreases will be applied against any increases previously made, in the reverse order in which they were made.

                    We will send You a new Policy Schedule showing the new Other Insured Benefit Amount following any increase or decrease.

CONVERSION          The coverage provided under this rider for any Other Insured
PRIVILEGE           may be converted without evidence of insurability of such
                    Other Insured to a new separate policy, subject to the following conditions:

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                    (a)  The conversion privilege with respect to each Other
                         Insured will continue until the earlier of 1) the policy anniversary on which such Other Insured is age 85; or 2) 60 days after an event causing termination of this rider under subsection (b) of the TERMINATION OF THIS RIDER section.

                    (b) The new policy on the life of the Other Insured may be on any life plan (other than term insurance) regularly issued by Us to insureds of the same attained age as the Other Insured on the conversion date.

                    (c) The amount of the new policy may not be less than Our minimum for the plan selected nor greater than the Other Insured Benefit Amount in effect for such Other Insured at the conversion date. At least one plan will always be available to which conversion will be permitted.

                    (d) The cost of insurance rates for the new policy will be the rates used by Us on the policy date of the new policy for the mortality classification of such Other Insured under this rider. If such mortality classification is not available under the new policy, We will use the mortality classification that most closely matches the mortality classification of the Other Insured under this rider.

                    (e) The Incontestable and Suicide provision periods specified in the new policy will run from the effective date of coverage for such Other Insured under this rider.

                    (f) Conversion will be made when We receive written application and the payment required to make the conversion.

                    (g) The converted policy will be effective on the date the coverage under this rider terminates.

WHEN EFFECTIVE      The effective date of coverage for each Other Insured is
                    shown on the Policy Schedule.

COST OF             The maximum monthly cost of insurance rates per $1,000 of
INSURANCE           the Other Insured Benefit Amount for each Other Insured are shown on the Policy Schedule. These rates are based on the 1980 Commissioners' Standard Ordinary Mortality Table for the rate class of the Other Insured, age last birthday. The actual rates, which may be lower, will be determined by Us from time to time.

                    To determine the monthly cost of insurance for each Other Insured on each Monthly Anniversary Day, We:

                    (1) divide the Other Insured Benefit Amount as of that Monthly Anniversary Day by 1000; and

                    (2) multiply by the monthly cost of insurance rate for the Other Insured's attained age.

                    If such Other Insured Benefit Amount has been increased, this calculation is done separately for the original amount and the increased amounts. The total monthly cost of insurance for this rider is the sum of such amounts for all Other Insureds. We will deduct the monthly cost of insurance from the Account Value on each Monthly Anniversary Day prior to the termination date of this rider that there is coverage in effect for an Other Insured.

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INCOME PLANS        All income plans of the policy are applicable to the Other
                    Insured Benefit Amount under this rider.

EXPIRATION          The coverage provided under this rider on the life of an
OF COVERAGE ON      Other Insured shall expire on the first of:
OTHER INSURED

                    (a) the Monthly Anniversary Day coinciding with or next following the date We process Your written request to cancel the coverage;

                    (b) the day before the policy anniversary on which the Other Insured is age 95; or

                    (c) the date that the coverage under this rider for such Other Insured is converted to a new policy.

TERMINATION OF      This rider will terminate on the first of:
THIS RIDER
                    (a)  the Monthly Anniversary Day coinciding with or next
                         following the date We process Your written request to cancel this rider;

                    (b) on the policy anniversary on which the younger Insured is or would have been age 100 or, if earlier, the date the second Insured dies; or

                    (c)  the date the policy terminates.

                    If this rider terminates because of (b) above, conversion is available, subject to the conditions for conversion, until 60 days after the event causing termination. If an Other Insured dies during this 60-day period, We will pay the Other Insured Benefit Amount for that Other Insured.

REINSTATEMENT       If the policy lapses and is then reinstated, this rider may also be reinstated.

                          We will reinstate this rider if We receive:

                    (a) evidence of insurability satisfactory to Us for each Other Insured being reinstated; and

                    (b) payment of an amount of premium sufficient to pay (i) all accrued and unpaid rider costs for the Other Insured(s) being reinstated that would have been due from the date the policy entered the grace period to the date of reinstatement and (ii) the rider costs for the Other Insured(s) being reinstated for the next three policy months.

                    The rider will be reinstated as of the policy's reinstatement date.

LIMITS ON OUR       The coverage for an Other Insured under this rider shall be
CONTESTING THIS     incontestable after it has been in effect during the
RIDER               lifetime of such Other Insured for two years from the
                    effective date of such coverage. However, with regard to statements made concerning any reinstatement, the coverage for an Other Insured under this rider shall be incontestable after it has been in effect for two years during the lifetime of such Other Insured, as determined from its date of reinstatement. Any increase in the Other Insured Benefit
                    Amount for an Other Insured effective after the original effective date of coverage shall be incontestable only after such increase has been in effect for two years during the lifetime of such Other Insured following the effective date of such increase.

SUICIDE If any Other Insured, whether sane or insane, commits suicide within two years of the effective date of coverage on such Other Insured under this rider, We will pay only a limited benefit. If the rider is in effect then, We will pay the beneficiary an amount equal to the cost of insurance for coverage of such Other Insured under this rider which was deducted from the policy's Account Value.

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                    For any increase in this rider's Other Insured Benefit
                    Amount for an Other Insured, a limited benefit equal to the cost of insurance which was deducted for the increase will be paid if such Other Insured commits suicide within two years of such increase.

POLICY TERMS        This rider is attached to and made a part of the policy. The terms and definitions of the basic policy apply to this rider except to the extent they are in conflict with its terms. This rider has no values.


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